EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of KTI, Inc. for the registration of 938,025 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 1997 and February 7, 1997, with respect to the consolidated financial statements and schedule of KTI, Inc. and the financial statements of Penobscot Energy Recovery Company
(a Limited Partnership), respectively, included in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP




Hackensack, New Jersey
May 29, 1997